UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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DJO Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEVER STOP GETTING BETTER®

April 27, 2007

To Our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of DJO Incorporated to be held at the Company’s headquarters located at 1430 Decision Street, Vista, California on Monday, June 4, 2007 at 2:00 p.m., Pacific Daylight Time.

The matters to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. At the meeting, we will also report on our operations and respond to any questions you may have.

Please use this opportunity to take part in the Company’s affairs by voting on the business to come before this meeting. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. If your shares are held by a broker or nominee holder, you may vote by telephone or through the internet. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a broker, nominee, fiduciary or other custodian, please follow the instructions you receive from them to vote your shares. A copy of our 2006 Annual Report to Stockholders is also enclosed.

We hope to see you at the meeting.

Sincerely,

Leslie H. Cross
President and Chief Executive Officer

DJO INCORPORATED
1430 Decision Street
Vista, California 92081-8553

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of DJO Incorporated (the “Company”) will be held at the Company’s headquarters located at 1430 Decision Street, Vista, California, on Monday, June 4, 2007 at 2:00 p.m., Pacific Daylight Time.

At the Annual Meeting, you will be asked to consider and vote upon the following matters:

1.                To elect three Class III directors to serve for a term expiring at the annual meeting of stockholders to be held in 2010.

2.                To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 39,000,000 to 79,000,000 shares.

3.                To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

4.                To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 18, 2007 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting of Stockholders and any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Financial and other information concerning the Company is contained in the Annual Report to Stockholders for the fiscal year ended December 31, 2006.

By Order of the Board of Directors,

Donald M. Roberts
Secretary
Vista, California
April 27, 2007

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY BY TELEPHONE, BY MAIL OR THROUGH THE INTERNET AS PROMPTLY AS POSSIBLE TO ENSURE THE PRESENCE OF A QUORUM FOR THE MEETING. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THROUGH THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, REVOKE THE PROXY AND VOTE IN PERSON. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKER, NOMINEE, FIDUCIARY OR OTHER CUSTODIAN, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

DJO INCORPORATED
1430 Decision Street
Vista, California 92081-8553

PROXY STATEMENT
for the 2007
ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished on or about April 27, 2007 by the Board of Directors of DJO Incorporated, a Delaware corporation (the “Company”), in connection with the solicitation of proxies for use at the 2007 Annual Meeting of Stockholders of the Company to be held at 2:00 p.m. (Pacific Daylight Time) on Monday, June 4, 2007 (the “Annual Meeting”) at the Company’s headquarters at 1430 Decision Street, Vista, California and at any adjournment or postponement thereof. This Proxy Statement and the accompanying form of proxy were first mailed on or about April 27, 2007 to the stockholders of record as of the close of business on April 18, 2007.

Only holders of record of the Company’s common stock at the close of business on April 18, 2007 (the “Record Date”) will be entitled to vote at the Annual Meeting. The presence at the Annual Meeting (in person or by proxy) of a majority of the shares outstanding on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. At the close of business on the Record Date, the Company had                  shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of the Record Date. There were no outstanding shares of any other class of stock.

VOTING OF PROXIES

All shares represented by proxies will be voted by one or more of the persons designated on the enclosed proxy card in accordance with the stockholders’ directions. If the proxy card is signed and returned without specific directions with respect to the matters to be acted upon, the shares of common stock represented by the proxy will be voted FOR the election of all nominees for director (Proposal 1 on the enclosed proxy card), FOR the approval of an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of common stock from 39,000,000 to 79,000,000 shares (Proposal 2 on the enclosed proxy card), FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007 (Proposal 3 on the enclosed proxy card), and in the discretion of such proxies on other matters that may come before the meeting.

A stockholder who delivers an executed proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) executing and delivering a later dated proxy card to the Secretary of the Company prior to the Annual Meeting, (ii) delivering written notice of revocation of the proxy to the Secretary of the Company prior to the Annual Meeting, or (iii) attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. The Chairman of the Board will announce the closing of the polls during the Annual Meeting. Proxies must be received prior to the closing of the polls in order to be counted.

When the stockholder is not the record holder, such as when the shares are held through a broker, nominee, fiduciary or other custodian, the stockholder must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order to ensure the shares are properly voted.

Instead of submitting a signed proxy card, stockholders may submit their proxies by telephone or through the Internet using the control number and instructions indicated on the proxy card. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. These procedures may also be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock on the Record Date is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee who does not have the authority, either expressed or discretionary, to vote on a particular matter) are counted for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

The election of directors (Proposal 1) requires the affirmative vote of a plurality of the shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting (that is, nominees receiving the greatest number of votes will be elected). Accordingly, abstentions (whether by brokers or other record holders) are not counted and have no effect for purposes of the election of directors. Approval of Proposal 2 requires the affirmative vote of a majority of the total number of shares of common stock outstanding on the Record Date. Approval of Proposal 3 requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting.   In the case of both Proposal 2 and Proposal 3, abstentions (whether by brokers or other record holders) will have the effect of an “against” vote. Because all three of the Proposals involve “routine” matters (in accordance with NYSE rules), brokers may exercise their discretion and vote on these matters in the absence of instructions from their customers.

The shares of common stock do not have cumulative voting rights. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Proxies and ballots will be received and tabulated by American Stock Transfer & Trust Company, the Company’s transfer agent. Mark Francois, the Company’s Director, Investor Relations, will be the inspector of elections for the Annual Meeting.

The cost of soliciting proxies will be paid by the Company. Directors, officers or employees of the Company, without additional remuneration, may also solicit proxies on behalf of the Company in person or by telephone or facsimile transmission. The Company will also request brokers, nominees, fiduciaries or other custodians to forward proxy materials to the beneficial owners of shares of common stock as of the Record Date and will reimburse such persons for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by telephone, through the Internet if available or by completing and returning the enclosed proxy card will help to avoid additional expense. If you plan to attend the Annual Meeting, please check the box on the proxy card indicating your desire to attend. In accordance with Delaware law, a list of stockholders of record entitled to vote at the Annual Meeting will be available at the location of the Annual Meeting and for the 10 days prior to the meeting at the Company’s headquarters located at 1430 Decision Street, Vista, California 92081-8553.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the ownership of the common stock of the Company by (i) those persons known by management of the Company to own beneficially more than 5% of the Company’s outstanding common stock, (ii) each director and nominee for director of the Company, (iii) the executive officers named in the Summary Compensation Table set forth in the “Executive Compensation” section of this Proxy Statement, and (iv) all directors and executive officers of the Company as a group. The information for the officers and directors is provided as of March 31, 2007, and the information for 5% holders is as of the date of the most recent filings with the Securities and Exchange Commission (“SEC”) that were provided to the Company. Under the SEC’s rules for beneficial ownership, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. In addition, a person is deemed to be the beneficial owner of shares underlying currently exercisable options or options that become exercisable within 60 days of March 31, 2007. The Company understands that, except as provided in the footnotes to the table, each holder has sole voting and dispositive power over the shares beneficially owned, subject to community property laws where applicable. The Company is not aware of any pledge of the Company’s common stock that could result in a change in control of the Company.

	Shares Beneficially Owned
Name	Number	Percentage
FMR Corp.(1)	3,451,332	14.7%
William Blair & Company, L.L.C.(2)	2,219,027	9.4%
BlackRock, Inc.(3)	1,833,018	7.8%
Leslie H. Cross(4)(5)	220,153	*
Vickie L. Capps(4)(6)	106,712	*
Mitchell J. Blutt, M.D.(4)(7)	89,420	*
Jack R. Blair(4)(8)	82,500	*
Lewis Parker(4)(9)	62,000	*
Lesley H. Howe(4)(10)	55,000	*
Kirby L. Cramer(4)(11)	54,624	*
Charles T. Orsatti(4)(12)	47,000	*
Donald M. Roberts(4)(13)	46,849	*
Luke T. Faulstick(4)(14)	38,502	*
W. Thomas Mitchell(4)(15)	22,000	*
Louis T. Ruggiero(4)(16)	10,086	*
All directors and executive officers as a group (12 persons) (17)	834,846	3.5%

                 * Less than 1%

       (1) Based on the information provided in a Schedule 13G/A filed on February 14, 2007. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109. According to the Schedule 13G/A, FMR Corp. has sole voting power over 829,000 such shares and sole dispositive power over all such shares.

       (2) Based on the information provided in a Schedule 13G filed on January 17, 2007. The address of William Blair & Company, L.L.C. is 222 W. Adams Street, Chicago, Illinois 60606. According to the Schedule 13G, William Blair & Company, L.L.C. has sole voting and sole dispositive power over all such shares.

       (3) Based on the information provided in a Schedule 13G filed on February 13, 2007. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. According to the Schedule 13G, BlackRock, Inc. has shared voting and shared dispositive power over all such shares.

       (4) The address of Messrs. Blair, Blutt, Cross, Cramer, Faulstick, Howe, Mitchell, Orsatti, Parker, Roberts, and Ruggiero and Ms. Capps is 1430 Decision Street, Vista, CA 92081.

       (5) Includes 149,678 shares issuable upon exercise of currently exercisable options and options which vest within 60 days of March 31, 2007.

       (6) Includes 74,875 shares issuable upon exercise of currently exercisable options and options which vest within 60 days of March 31, 2007.

       (7) Includes 30,000 shares issuable upon exercise of currently exercisable options.

       (8) Includes 75,000 shares issuable upon exercise of currently exercisable options.

       (9) Includes 50,000 shares issuable upon exercise of currently exercisable options.

(10) Includes 50,000 shares issuable upon exercise of currently exercisable options.

(11) Includes 51,624 shares issuable upon exercise of currently exercisable options and rights to purchase common stock.

(12) Includes 30,000 shares issuable upon exercise of currently exercisable options. Also includes 8,600 shares owned by Fairfield Capital Partners, Inc., of which Mr. Orsatti is an officer, director and the majority stockholder, as to which shares Mr. Orsatti disclaims beneficial ownership except to the extent of his pecuniary interest.

(13) Includes 36,125 shares issuable upon exercise of currently exercisable options and options which vest within 60 days of March 31, 2007.

(14) Includes 25,626 shares issuable upon exercise of currently exercisable options.

(15) Includes 20,000 shares issuable upon exercise of currently exercisable options.

(16)   Includes 5,000 shares issuable upon exercise of currently exercisable options.

(17) Includes 597,928 shares issuable upon exercise of currently exercisable options, options that vest within 60 days of March 31, 2007 and rights to purchase common stock.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors (“Board”) is divided into three classes, designated Class I, Class II and Class III, and currently consists of eight directors, three in each of Class I and III and two in Class II.

Nominees for a class are elected to serve a three-year term ending on the date of the Company’s third annual meeting of stockholders following the annual meeting at which such nominee was elected. The current terms of the Class III directors, Jack R. Blair, Mitchell J. Blutt and W. Thomas Mitchell, expire at the Annual Meeting. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Messrs. Blair, Blutt and Mitchell for election to the Board of Directors in Class III at the Annual Meeting, to serve until the annual meeting of stockholders to be held in 2010 or until their successors have been elected and duly qualified. The terms of the Class I and Class II directors expire at the annual meetings of stockholders to be held in 2008 and 2009, respectively.

The nominees have consented to serve as directors of the Company if elected. If, at the time of the Annual Meeting, any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director.

Although the Company does not have a formal policy regarding attendance by the members of the Board of Directors at annual meetings, the Company encourages all members of the board to be present at annual stockholder meetings. Historically, substantially all of the members of the Board have attended the annual meeting, but due to scheduling conflicts and a change in last year’s meeting date, only two out of the eight board members attended the 2006 annual meeting of stockholders.

Vote Required for Election

The three nominees receiving the greatest number of votes cast at the Annual Meeting will be elected as Class III members of the Board of Directors. Abstentions (whether by brokers or other record holders) are not counted and have no effect for purposes of the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. BLAIR, DR. BLUTT AND MR. MITCHELL TO THE BOARD OF DIRECTORS, WHICH IS DESIGNATED AS PROPOSAL 1 ON THE ENCLOSED PROXY CARD.

Set forth below is certain information furnished to the Company by the director nominees and by each of the incumbent directors whose terms will continue following the Annual Meeting. There are no family relationships between any directors or executive officers of the Company.

Nominees for Class III (if elected, term will expire in 2010):

Jack R. Blair, 64, has been a director since January 2002 and has served as non-executive Chairman of the Board of DJO since August 2002. From 1980 until his retirement in 1998, Mr. Blair served in various capacities with the healthcare company, Smith & Nephew, plc., and with Richards Medical Company, which was acquired by Smith & Nephew in 1986. Prior to his retirement, Mr. Blair served as a main board director of Smith & Nephew and as Group President in charge of that company’s North American, South American and Japanese operations. Before joining Richards Medical Company, Mr. Blair served as Vice President of Marketing, Planning and Business Development for American Hospital Supply Corporation’s International Pacific Division. He currently serves on the Boards of NuVasive Inc, a San Diego-based spinal care company and Buckman Laboratories, Inc., a Memphis-based chemical company. Mr. Blair also currently serves as a director of Active Implants Corporation, a Memphis-based orthopedic company, and as a Trustee of the Regions Morgan Keegan Select Funds, a Memphis-based financial services company.

He holds an M.B.A. (Finance) from the University of California, Los Angeles and a B.A. (Government) from Miami University in Oxford, Ohio.

Mitchell J. Blutt, M.D., 50, has been a director since August 2001. He is CEO of Consonance Capital (formerly BETA Advisors Corp.), a healthcare focused investment firm. He served as Executive Partner to J.P. Morgan Partners, or its predecessor, Chase Capital Partners (CCP), from 1992 to 2004 and Executive Advisor to J.P. Morgan Partners from 2004 to December 2005. J.P. Morgan Partners, LLC was the private equity organization within J.P. Morgan Chase & Co. Dr. Blutt was a General Partner of CCP from 1988 to 1992. Dr. Blutt earned his B.A. and M.D. from the University of Pennsylvania and received his M.B.A. at the Wharton School of the University of Pennsylvania from the Clinical Scholars Fellowship sponsored by the Robert Wood Johnson Foundation. He completed his medical residency at the New York Hospital/Cornell Medical School. He serves on the board of directors of DC Safety Corp. He is an Adjunct Professor of Medicine at Weill Medical College and Graduate School of Medical Sciences of Cornell University. Dr. Blutt is a member of the Board of Trustees of the University of Pennsylvania and is also a member of the Board of Overseers of the University of Pennsylvania’s School of Arts and Sciences and is a member of the Executive Committee and Board of University of Pennsylvania School of Medicine. He is also a member of the Finance Committee of University of Pennsylvania School of Medicine. He is also on the Board of the Brearley School. He formerly served on the Board of the National Venture Capital Association.

W. Thomas Mitchell, 61, has been a director since September 2004. He is the former Chairman of the Board and Chief Executive Officer of Genencor International. Under his guidance, Genencor’s revenues grew from under $30 million to over $325 million. In addition, he successfully managed the acquisition and integration of three major businesses to build the global enterprise that is now Genencor. Mr. Mitchell has participated in a number of important policy initiatives including the 1999 federal executive order that created the national bioenergy initiative. Mr. Mitchell also served as a member of the Governor’s Council on Biotechnology in California, which was responsible for helping to improve the state’s competitiveness in the mid-1990’s. He also served on the Advisory Boards of the Chemical Engineering School at Cornell University and the University of Iowa’s School of Engineering. Mr. Mitchell serves on the Board of Directors of Neurocrine Biosciences, Inc. and is a member of its audit and governance committees. He received his B.S. in chemical engineering from Drexel University. He also completed the Executive Development Program at the University of Michigan.

Continuing Directors in Class I (term expires in 2008):

Kirby L. Cramer, 70, has been a director since November 2001. Mr. Cramer is a professional corporate director, having served as Chairman of the Board of Directors of five companies. He is Chairman Emeritus of Hazleton Laboratories Corporation (HLC), the world’s largest contract pharmaceutical research laboratory. The company was sold to Corning, Inc. in 1987 and is now named Covance, Inc. He is also Chairman of SonoSite, Inc., a medical device company, and is a director of CardioMetrix, Inc., also a medical device company. Mr. Cramer served as Chairman of Kirschner Medical Corporation during its inception as a publicly traded company, and then as Chairman of the Executive Committee. He also served as the Senior Director of Immunex, a biopharmaceutical company. Additionally, he is a Trustee Emeritus and Past President of Virginia’s Colgate Darden Graduate School of Business Administration, former Chairman of the Major Gifts Committee of the University of Washington Foundation, and has served as Chairman of the Advisory Board of the School of Business Administration of the University of Washington. In 1997, Mr. Cramer received the University of Washington’s Business School’s Alumni Service Award. Mr. Cramer completed Harvard Business School’s Advanced Management Program, received his M.B.A. degree from the University of Washington and obtained his B.A. degree from Northwestern University. He is a Chartered Financial Analyst and, in 1988, he received an honorary Doctor of Laws degree from James Madison University.

Leslie H. Cross, 56, has been the Chief Executive Officer, President and a director since August 2001. He served as the Chief Executive Officer of DonJoy, L.L.C., the predecessor of the Company, from June 1999 until November 2001, and has served as President of DJO, LLC, the Company’s wholly-owned operating subsidiary, or its predecessor, the Bracing & Support Systems division of Smith & Nephew, Inc. (the “BASS Division”) since June 1995. From 1990 to 1994, Mr. Cross held the position of Senior Vice President of Marketing and Business Development of the BASS Division. He was a Managing Director of two different divisions of Smith & Nephew, Inc. from 1982 to 1990. Prior to that time, he worked at American Hospital Supply Corporation. Mr. Cross earned a diploma in Medical Technology from Sydney Technical College in Sydney, Australia and studied Business at the University of Cape Town in Cape Town, South Africa.

Lesley H. Howe, 62, has been a director since October 2002. Mr. Howe has over 35 years of experience in accounting, finance and business management within a variety of industries. He was employed by KPMG Peat Marwick LLP, an international accounting and auditing firm from 1967 to 1997 and became an audit partner in that firm in 1974. He served as area managing partner and managing partner of the Los Angeles office from 1994 to 1997. After retiring from KPMG in 1997, Mr. Howe was an independent financial and business consultant advising clients on acquisition due diligence and negotiation strategies, as well as financing strategies. Since 2001,  he has served as chief executive officer at Consumer Networks LLC, a San Diego-based Internet marketing and promotions company. Mr. Howe also serves on the Boards of Directors of P.F. Chang’s China Bistro, NuVasive, Inc., and Volcano Corporation.

Continuing Directors in Class II (term expires in 2009):

Charles T. Orsatti, 63, has been a director since August 2001 and served as Chairman of the Board of Directors from August 2001 until July 2002. From 1998 to 2004, he was the Managing Member of Orsatti and Partners, LLC (formerly, J.P. Morgan Fairfield Partners, LLC), a private equity firm with holdings exclusively in the Company. He is also the Managing Partner of Fairfield Capital Partners, Inc., a private equity fund with investments in securities, commercial real estate and business equity investments. From 1995 to 1998, Mr. Orsatti was a senior consultant to Chase Capital Partners (CCP), a predecessor of J.P. Morgan Partners, LLC. He had previously served as an advisor and business consultant to CCP since 1987. Until 1995, Mr. Orsatti was the Chairman and Chief Executive Officer of Fairfield Medical Products Corporation, a worldwide manufacturer of critical care products sold to hospitals and alternative care facilities. He previously held executive positions with British Oxygen Corporation, Johnson & Johnson, Coloplast, A/S Denmark and Air Products and Chemicals, Inc. Mr. Orsatti is a member of the Board of Directors of SRI/Surgical Express, Inc. for which he serves as Chairman of the Nominating and Governance Committee and as a member of the Compensation Committee. Mr. Orsatti earned a B.S. (Management and Marketing) from Pennsylvania State University.

Lewis Parker, 65, has been a director since May 2003. Mr. Parker is also a director of K2M LLC, where he has served since August 2004. K2M LLC is engaged in the development and sale of products for the human spine market. From 2001 to 2004, Mr. Parker was a director of Interpore International (NASDAQ:BONZ). Interpore was sold to Biomet, Inc. in 2004. From 2000 to 2001, he was a director and Chief Financial Officer of American Osteomedix, a company founded in 2000 to engage in the market for minimally invasive spine surgery. American Osteomedix was sold to Interpore in 2001. Mr. Parker began his experience in the orthopedic business in 1991 when he joined Kirschner Medical Corporation (KMDC) as its Senior Vice President and Chief Financial Officer. Later, he was named President for all of Kirschner’s orthopedic operations. Kirschner was sold to Biomet, Inc. in 1994. Prior to Kirschner, Mr. Parker was President and Chief Executive Officer of ProScience Corporation, a company he founded to engage in the application of high technology biology to veterinary diagnostics. From 1976 to 1987 he served as a Vice President of Hazleton Laboratories Corporation (HLC) where he began as Chief Financial Officer and later became President of the American laboratory subsidiary. Mr. Parker is currently a principal in Lochinvar, LLC, an organization engaged in turn around and business start up consulting, and in Parkwood, LLC, a venture investing firm. Mr. Parker holds a B.S. degree in engineering from Lehigh University and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania.

CORPORATE GOVERNANCE MATTERS

Attendance at Board of Directors and Committee Meetings.   During 2006, the Board met eight times and acted by written consent one time. During 2006, each director attended at least 75% percent of the aggregate of all Board meetings and meetings of committees on which such director served.

Director Independence.   The Nominating and Corporate Governance Committee evaluates each year the independence of the members of the Board under the listing standards of the New York Stock Exchange (“NYSE”) and applicable rules of the SEC. In connection with this evaluation, the Committee refers to the Director Independence Standards, a copy of which is available on the investor relations page of the Company’s website, www.djortho.com. A majority of the members of the Board and all of the members of the standing committees must meet these independence standards. In addition, members of the Audit Committee must meet certain additional criteria to be considered independent for purposes of that committee. The Board has affirmatively determined that each of Messrs. Blair, Blutt, Cramer, Howe, Mitchell, Orsatti and Parker has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is “independent” within the meaning of the Director Independence Standards and the NYSE listing standards currently in effect and approved by the SEC. Mr. Cross is an executive officer of the Company.

Committees of the Board of Directors

Standing committees of the Board consist of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Nominating and Corporate Governance Committee.   Messrs. Orsatti (who acts as Chairman), Blutt and Cramer are the current members of the Nominating and Corporate Governance Committee, all of whom are independent under the rules of the NYSE and SEC. The Committee met five times during 2006. The purpose of the Committee is to evaluate and recommend candidates for election as directors, make recommendations concerning the size and composition of the Board of Directors, develop and implement the Company’s corporate governance policies, develop specific criteria for director independence, and assess and improve the effectiveness of the Board of Directors. The Committee has adopted a written charter governing its activities, and a copy of the charter is available to stockholders on the investor relations page of the Company’s website, www.djortho.com.

In evaluating and determining whether to nominate a candidate for a position on the Company’s Board, the Committee will consider the criteria outlined in the Company’s corporate governance guidelines, which include high professional ethics and values, relevant management or industry experience and a commitment to enhance stockholder value. The Committee will also consider whether the candidate is independent of the Company under the NYSE and SEC rules. The Committee regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Committee from current Board members, stockholders, professional search firms, officers, or other persons. The Committee will review all candidates in the same manner regardless of the source of the recommendation. The Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted. After review and deliberation of all feedback and data, the Committee makes its recommendation to the Board of Directors for approval as a director nominee.

Any stockholder recommendations which are submitted should include the candidate’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary
DJO Incorporated
1430 Decision Street
Vista, California 92081-8553

For the purposes of potential candidates to be considered at the 2008 annual stockholder meeting, the Corporate Secretary must receive this information not less than 90 days nor more than 120 days prior to the first anniversary of the Annual Meeting. The notice must set forth the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate, and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the nominating stockholder’s name, address, and the number of shares beneficially owned (and the period they have been held) and otherwise comply with the requirements of the Company’s by-laws.

Compensation Committee.   Messrs. Cramer (who acts as Chairman), Blutt and Orsatti are the current members of the Compensation Committee, all of whom are independent under the rules of the NYSE and SEC. During 2006, the Compensation Committee met six times and acted by written consent nine times. The Compensation Committee recommends compensation for the Company’s executive officers and grants options and stock awards under the Company’s equity incentive plans. The Compensation Committee has approved a written charter governing its activities, and a copy of that charter is available to stockholders on the investor relations page of the Company’s website, www.djortho.com.

Audit Committee.   Messrs. Howe (who acts as Chairman), Mitchell and Parker are the current members of the Audit Committee. The Audit Committee met nine times during 2006. The Audit Committee appoints the independent registered public accounting firm who audits the Company’s financial statements and approves the services for such accountants. The Audit Committee also provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee has adopted a written charter governing its activities, and a copy of the charter is available to stockholders on the investor relations page of the Company’s website, www.djortho.com.

The Board of Directors has determined that all Audit Committee members are financially literate and independent under applicable NYSE listing standards. The Board also determined that Lesley Howe and Lewis Parker qualify as “audit committee financial experts” as defined in the rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002.

Executive Sessions.   The non-management directors hold executive sessions on a periodic basis and not less than two times per year. All of the non-management directors are also independent. In 2006, these non-management, independent directors held five such executive sessions. In accordance with the Company’s Corporate Governance Guidelines, Jack R. Blair, the Chairman of the Board, presides at these meetings.

Communication with the Board

The Board of Directors has established a procedure for receiving communications from stockholders of the Company and other interested parties. Stockholders and other interested parties may communicate with the Board of Directors, including the presiding non-management director, by sending a letter to the DJO Incorporated Board of Directors, c/o Corporate Secretary, 1430 Decision Street, Vista, California

92081-8553. The Corporate Secretary has the authority to disregard inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit the correspondence to the Chairman of the Board or to any specific committee or director to whom the correspondence is directed.

Corporate Governance Documents

The Company’s corporate governance documents, including the Corporate Governance Guidelines, Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter and Nominating and Corporate Governance Committee Charter, are available, free of charge, on the Company’s website at www.djortho.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. The Company will also provide copies of these documents, free of charge, to any stockholder upon written request to:

Director, Investor Relations
DJO Incorporated
1430 Decision Street
Vista, California 92081-8553

Compensation of Board of Directors

Meeting Fees and Annual Retainers

Prior to January 1, 2007:

Directors, other than the Chairman, who are not employed by the Company received an annual fee for services on the Company’s Board of Directors of $20,000 per year, plus $1,000 for each Board and Committee meeting attended. The Chairman of the Board received an annual fee of $80,000 and did not receive the per meeting fee. The Chairman of the Audit Committee received an additional fee of $10,000 per year, and the Chairman of each of the Compensation Committee and Nominating and Corporate Governance Committee received an additional $5,000 per year. All directors were reimbursed for out-of-pocket expenses incurred in connection with their service on the Board.

After January 1, 2007:

Effective January 1, 2007, the standard compensation package for the Board of Directors was amended to provide as follows: 1) an annual fee for each director (other than the Chairman of the Board) of $35,000, with no separate meeting fee for the first five Board meetings in any year and a meeting fee of $1,000 per meeting for each subsequent meeting; 2) an annual fee of $90,000 for the Chairman of the Board, with no per meeting fee; 3) an additional annual fee of $20,000 for the Chairman of the Audit Committee, an additional annual fee of $15,000 for each other Audit Committee member and a meeting fee of $1,000 to each member of the Audit Committee for each meeting in excess of eight meetings in any year, and an additional $1,000 to each member of the Audit Committee for each meeting in excess of eight meetings in any year that is held in conjunction with a Board of Directors meeting; and 4) an additional annual fee of $10,000 for the Chairman of each of the Compensation Committee and the Nominating and Corporate Governance Committee; an additional annual fee of $5,000 for each other member of the Compensation Committee and the Nominating and Corporate Governance Committee; and a meeting fee of $1,000 to each member of the Compensation Committee and the Nominating and Corporate Governance Committee for each meeting in excess of five in any year.

Director Equity Plan

The Company has adopted the 2001 Non-Employee Director Stock Option Plan (such plan, as amended to date, referred to as the “Plan”). Members of the Board of Directors who are not employed by the Company (or by a subsidiary of the Company) are eligible for the grant of options under the Plan. The Plan provides that each eligible director will automatically receive an option grant covering 15,000 shares of common stock on the date on which such director joins the Board. In addition, prior to an amendment to the Plan effective in 2007, each such eligible director received an automatic grant of options for 15,000 shares on the date of each annual meeting of the stockholders of the Company or a pro rata portion of such 15,000 share grant if less than 12 months had elapsed between such directors’ election to the Board and the annual stockholder meeting. In February 2007, the Board of Directors amended the Plan to provide that each eligible director shall receive an automatic grant of options for 10,000 shares on the date of each annual meeting of the stockholders or a pro rata portion of such 10,000 share grant if less than 12 months have elapsed between such directors’ election to the Board and the annual stockholder meeting. The Plan also permits an eligible director to elect to receive options under the Plan in lieu of the annual cash retainer for such director for service on the Board. The Board determines the number of shares subject to an option received in lieu of the annual cash retainer, and such an option shall be on the terms and conditions as provided for other options granted under the Plan. As of March 31, 2007, no director has elected to receive options in lieu of the annual cash retainer. A total of 1,500,000 shares of the Company’s common stock have been reserved for issuance under the Plan. The purchase price of shares covered by an option granted under the Plan is the fair market value (as defined in the Plan) of the Company’s common stock on the date of grant of the option. Fair market value is defined as the closing selling price for such stock in the public trading market on the date of the grant. Option grants to directors upon their joining the Board vest and become exercisable in full on the first anniversary of the date on which it was granted. Options granted to directors at each annual meeting of stockholders vest in increments of one-third on each of the first three anniversaries of the date of the grant.

Other Benefits

The members of the Board of Directors are eligible to participate in the Company’s group medical, dental and vision insurance plans, with the director reimbursing the Company’s premium cost attributable to such coverage. One director, Mr. Orsatti, has elected coverage under the Company’s group medical insurance plan. The members of the Board are also eligible to participate in the Company’s Executive Deferred Compensation Plan, but to date no directors have elected to participate in that plan.

Director Compensation Table

The following table sets forth compensation information with respect to all non-employee directors of the Company for amounts earned during 2006. Compensation information for the Company’s Chief Executive Officer, Leslie H. Cross, is reported in the Summary Compensation Table below.

		Fees
		Earned or
Name	Year	Paid in Cash(1)	Option Awards(2)	All Other Compensation	Total
Jack R. Blair	2006	$80,000	$39,344	—	$119,344
Mitchell J. Blutt, M.D.	2006	$34,000	$39,344	—	$73,344
Kirby L. Cramer	2006	$40,000	$39,344	—	$79,344
Lesley H. Howe	2006	$51,000	$39,344	—	$90,344
W. Thomas Mitchell	2006	$42,000	$39,344	—	$81,344
Charles T. Orsatti	2006	$37,500	$39,344	—	$76,844
Lewis Parker	2006	$44,500	$39,344	—	$83,844

(1)          Amounts shown represent fees earned or paid in cash for services as director in 2006.

(2)          Amounts shown for option awards reflect the dollar value recognized for financial statement purposes for the fiscal year ended December 31, 2006 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), Shared-Based Payment (“FAS 123(R)”). The costs for awards made during 2006 disregard adjustments for forfeiture assumptions. Of the dollar amounts included in this column, no amounts are attributable to options granted prior to 2006 because all such options were fully vested on or before January 1, 2006. The full grant date fair value of stock options granted to each non-employee director during the fiscal year ended December 31, 2006 was $277,500 as computed in accordance with FAS 123(R). A discussion of the relevant assumptions used in the valuation is contained in Note 7 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 included in Part II, Item 8 of the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2007. As of December 31, 2006, the total number of stock options outstanding for each director was as follows: Mr. Blair (90,000), Dr. Blutt (45,000), Mr. Cramer (45,000), Mr. Howe (65,000), Mr. Mitchell (35,000), Mr. Orsatti (45,000), and Mr. Parker (65,000).

PROPOSAL 2—AMENDMENT TO CERTIFICATE OF INCORPORATION TO
INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors has determined that it is advisable to increase the Company’s authorized common stock and has approved and adopted, subject to stockholder approval, an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 39,000,000 to 79,000,000.

Under our Amended and Restated Certificate of Incorporation, the total number of shares of capital stock which the Company has authority to issue is 40,000,000. Of these shares, common stock comprises 39,000,000 shares and preferred stock comprises 1,000,000 shares. As of March 31, 2007, 23,513,242 shares of the Company’s common stock were issued and outstanding and approximately 6,569,913 shares were reserved for issuance pursuant to equity compensation plans, leaving fewer than nine million shares of the Company’s common stock currently unreserved and available for future use. In addition, two of the Company’s equity compensation plans provide for annual increases of shares reserved for issuance. See Equity Compensation Plan Information below. There are no outstanding shares of preferred stock and the proposed amendment would not increase the authorized number of preferred shares.

The Board of Directors believes that the increase in the number of authorized shares of the Company’s common stock will provide flexibility in connection with future activities, including:

•       stock dividends or splits;

•       financings;

•       investment opportunities;

•       acquisitions of other companies;

•       employee benefit plans; and

•       other corporate purposes that the Board of Directors deems advisable.

Our authorized but unissued common stock, including the increased number of shares of the Company’s common stock if this proposal is approved by the stockholders and made effective, may be issued at such times, in such amounts, and upon such terms as our Board of Directors may determine, without further stockholder action, except as may be required in certain cases by law or the rules of the New York Stock Exchange. Accordingly, the Company would be in a position to use its capital stock to take advantage of market conditions and opportunities without the delay and expense associated with the holding of a special meeting of stockholders.

As of the date of this Proxy Statement, the Company has no agreement or understanding with respect to issuing any of the proposed additional shares of authorized common stock and has no present intention to enter into such an agreement or understanding. It is possible that additional shares of common stock may be issued at a time and under circumstances that may dilute the voting power of existing stockholders, decrease earnings per share and decrease the book value per share of shares presently held. In addition, there can be no assurance that any such issuance will be made, or, if made, as to the timing, type, or size of any issuance. Existing holders of shares of common stock would have no preemptive rights under our Amended and Restated Certificate of Incorporation to purchase any additional shares of common stock issued by the Company. If and when issued, the newly authorized shares of common stock would have the same rights and privileges as the shares of common stock currently authorized.

A stockholder vote against the proposed increase in the number of authorized shares of the Company’s common stock would have the effect of restricting the Company’s use of its common stock.

The text of the proposed amendment to the Amended and Restated Certificate of Incorporation is attached as Appendix A. If the amendment is approved by the stockholders, it will become effective upon filing of a Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation with the Delaware Secretary of State.

Vote Required for Approval

Under the Delaware General Corporation Law, the affirmative vote of a majority of the total number of shares of the Company’s issued and outstanding common stock is required to approve the amendment of the Company’s Certificate of Incorporation increasing the number of authorized common stock. Abstentions (whether by brokers or other record holders) will have the effect as a vote “against” this Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”APPROVAL OF THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 39,000,000 TO 79,000,000, WHICH IS DESIGNATED AS PROPOSAL 2 ON THE ENCLOSED PROXY CARD.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP, certified public accountants, as the independent registered public accounting firm to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2007. Ernst & Young LLP has audited the accounts and records of the Company and its subsidiaries since 1998. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire. They also will be available to answer appropriate questions.

Stockholders are not required to ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, the Board of Directors is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain Ernst & Young, although they will not be required to select a different independent registered public accounting firm for the Company. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interest of the Company and its stockholders.

Vote Required for Approval

The affirmative vote of a majority of the shares of the Company’s common stock present, in person or by proxy, and entitled to vote at the annual meeting is required to approve the ratification of the Company’s appointment of Ernst & Young LLP as the Company’s independent auditors for 2007. Abstentions (whether by brokers or other record holders) will be counted as present at the meeting and will have the effect as a vote “against” this Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, WHICH IS DESIGNATED AS PROPOSAL 3 ON THE ENCLOSED PROXY CARD.

INDEPENDENT AUDITORS’ FEES

Ernst & Young LLP acts as the principal auditor for the Company and provides certain other services as described below.

Audit Fees.   Fees for audit services totaled approximately $1,008,000 and $642,000 in 2006 and 2005, respectively. Audit fees for 2006 and 2005 included fees associated with the annual audit, the audit of management’s assessment of internal control over financial reporting and the reviews of the Company’s quarterly reports on Form 10-Q.

Audit-Related Fees.   Fees for audit-related services totaled approximately $883,000 and $30,000 in 2006 and 2005, respectively. Audit-related services for 2006 included due diligence procedures performed in connection with the Aircast acquisition in 2006, including fees paid for an audit of the Aircast financial statements for the year ended December 31, 2005. Audit-related services for 2005 included due diligence procedures performed in connection with potential acquisitions. Audit related fees in both years also include fees for various consultations regarding accounting and reporting matters.

Tax Fees.   Fees for tax services totaled approximately $85,000 and $5,000 in 2006 and 2005, respectively. Tax fees for 2006 principally included services performed for Aircast entities acquired in 2006. Tax fees for 2005 principally included services for tax compliance.

All Other Fees.   Fees for all other services not included above totaled approximately $3,000 in both 2006 and 2005, and principally included fees for accounting research software.

Fee Approval Policy.   All of the foregoing fees charged by Ernst & Young LLP were approved in accordance with the fee approval policy of the Audit Committee. For services that are scheduled in advance, the Audit Committee approves such fees at least quarterly. Any services required that were not scheduled or that will involve fees in excess of those scheduled require approval by the full Committee in advance or if no Committee meeting is scheduled before the services are required, the fees are subject to the pre-approval of the Chairman of the Audit Committee. Approvals by the Chairman are reviewed by the full Committee at its next meeting.

AUDIT COMMITTEE INFORMATION

The following “Report of Audit Committee” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference.

Report of Audit Committee

The Audit Committee acts under a written charter adopted and approved by the Board of Directors. All of the members of the Audit Committee satisfy the independence requirements for members of such committee established by the SEC and the NYSE, and are financially literate in the judgment of the Board of Directors. Two of the members, Messrs. Howe and Parker, qualify as “audit committee financial experts” under applicable SEC rules.

The Audit Committee is responsible for appointing the independent registered public accounting firm and approving their services. In addition, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

During the past year, the Audit Committee at each of its regularly scheduled meetings discussed with management the scope, plans for and progress of management’s evaluation of the Company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. The Audit Committee also discussed the status of testing of internal control over financial reporting with the Company’s independent registered public accounting firm, Ernst & Young LLP. The Audit Committee reviewed, and discussed with management and the independent registered public accounting firm, management’s assessment of and report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, and the independent registered public accounting firm’s attestation report on management’s assessment.

The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

The Company has an internal audit department that reports to the Audit Committee. The Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussion of audit project results, quarterly assessment of internal controls and risks of fraud.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees) as currently in effect.

In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), as may be modified or supplemented. The Audit Committee has also considered, in reliance on management and the independent registered public accounting firm, that the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC. The Audit Committee also reappointed, subject to stockholder ratification, Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007 and the Board of Directors concurred in such reappointment.

Respectfully submitted,
Lesley H. Howe (Chairman)
W. Thomas Mitchell
Lewis Parker

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for approving the compensation structure for our executive officers and for developing our Compensation Policy and annually reviewing it for competitiveness.

Compensation Philosophy and Objectives

We compete in an aggressive and dynamic industry and, as a result, hiring and retaining quality employees are key factors to our success. Our compensation programs for executive officers are designed to (1) attract talented individuals who are capable of growing the Company, (2) retain key individuals, (3) motivate executive officers to increase the Company’s performance for the benefit of stockholders, and (4) reward executive officers for exceptional individual contributions to the achievement of our business objectives. Our compensation programs are also designed to provide a direct, meaningful link between the Company’s annual business plan and individual performance and compensation earned.

Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees. The Committee bases our executive compensation programs on the same objectives that guide the Company in all of our compensation programs. The Compensation Policy applicable to all employees strives to establish and maintain a system of compensation that, with reasonable availability of resources, is consistent with total compensation in comparable labor markets for similar jobs being performed. Our compensation system is driven by a number of factors including, but not limited to, the current market value of a position based on the skills, knowledge, experience and competencies required of a fully competent incumbent; internal equity of a job as compared to other similar jobs within the organization; the strategic value of a position, and our ability to pay based on current economic and business factors.

We believe that the compensation of our executives should largely reflect their success as a management team, rather than as individuals, in attaining key operating objectives, such as growth of operating earnings, and ultimately, in realizing increased stockholder value. We believe that the performance of the executives in managing our company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that our executives’ compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable. Rather, we believe that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the successful management of the Company by our executives. We seek to provide long-term incentives through awards of options and other forms of equity from our stockholder-approved equity incentive plans.

The Compensation Committee’s Processes

The Committee has established a number of processes to assist it in ensuring that our compensation program is achieving its objectives. Among these are:

•       Assessment of Individual Performance.   With respect to the CEO, during the first fiscal quarter of each year, the Committee reviews and determines the Company’s goals and objectives relevant to the CEO’s compensation for that year and evaluates the CEO’s performance during the prior year in light of the goals and objectives previously established for that year. Based on that review, the Committee recommends the appropriate salary, bonus and other compensation for approval by the Board’s independent directors, with any adjustments to base salary and option awards made effective at the beginning of the second fiscal quarter. For the other executive officers, the Committee receives a performance assessment and compensation recommendation from the CEO and also exercises judgment based on the Committee’s interactions with the executive officers. As with the CEO, the performance evaluation of these executives is based on achievement of pre-agreed objectives by the executive and his or her organization, his or her contribution to the Company’s performance, and other leadership accomplishments.

•       Benchmarking.   The Committee compares each element of total compensation against two sources of executive compensation data: 1) a peer group of publicly-traded companies in the healthcare supply and healthcare equipment industries with annual revenues of between $200 million and $500 million and with market capitalizations of between $300 million and $1.8 billion, and 2) a broad cross-section of national companies (excluding companies in the software and internet industries) with average revenues of approximately $340 million (these two data sources are referred to herein as the “Market Data”). The Market Data, which is periodically updated by the Committee’s outside compensation consultant and reviewed by the Committee, includes companies which the Committee believes are of similar size and complexity to the Company. The executive compensation data from each of these two sources were generally in close proximity to each other for the compensation amounts used in the Committee’s analysis of the appropriate levels of executive compensation for the Company.

•       Compensation Consultant.   In September 2006, the Committee engaged Radford Surveys and Consulting, a business unit of Aon (“Radford”), an outside consulting firm which provides compensation market intelligence, to conduct a review of the total compensation program for the Company’s executive officers. Radford provided the Committee with the Market Data and alternatives to consider in making its compensation decisions for the CEO and in considering the recommendations made by the CEO for the executive officers other than the CEO. Prior to the formal engagement of Radford by the Committee, the Company’s management had engaged Radford to conduct an analysis of the Company’s existing equity practices and to assist in structuring a going-forward equity strategy in light of the requirement under FAS 123(R) to record compensation expense in connection with the grant of stock options to employees. Subject to the approval of the Committee, management may use the services of the Radford Group from time to time in the future for other projects.

Components of 2006 Executive Compensation

The Company’s executive compensation package consists of base salary, annual performance-based cash incentive compensation (management bonus plan) and long-term incentive equity awards. The Company also provides a comprehensive package of employee benefits (health, disability and life insurance) intended to be competitive in its industry.

Base Salary

In general, the level of base salary is intended to provide appropriate base pay to executive officers of the Company taking into account their historical contribution to the Company’s success, each person’s unique value, overall performance of the executive team, and the recommendation of the Chief Executive Officer. To determine the general parameters for base salaries, a salary range is established annually for each position based on the Market Data. The Committee’s goal is to set base salaries of the Company’s executive officers above the median of base salaries for executive officers of the companies in the Market Data. The Committee believes this aligns with the Company’s philosophy that base salaries should be competitive, but that a significant portion of the total cash compensation for executive officers should come in the form of variable incentive pay based on performance that benefits stockholders.

Leslie H. Cross has served as the Chief Executive Officer of the Company or its predecessors since 1995. The compensation payable to Mr. Cross during 2006 was determined by the Board of Directors upon the recommendation of the Committee. Mr. Cross’ base salary for 2006 was set at a level which the Committee felt would be competitive with the base salary levels in effect for chief executive officers at the companies in the Market Data. In early 2006, following a review of the applicable Market Data, the Board of Directors increased Mr. Cross’ annual salary to $475,000. Following the completion of the acquisition of Aircast Incorporated and the resulting significant increase in the Company’s domestic and international revenues and operations, the Company performed a salary benchmarking analysis and in May 2006 the Board of Directors increased Mr. Cross’ base salary to $530,000. The Committee believes that the base salary currently paid to the Company’s Chief Executive Officer is fixed at a level which is reasonable in relation to the amounts paid to other chief executive officers with comparable qualifications, experience, responsibilities and proven results at other companies of similar size and similar industries and that such compensation is in line with the compensation policies of the Company for executive officers. The base salaries for the Company’s other four executive officers were also adjusted in May 2006 to reflect the results of the benchmarking study to the following amounts: Vickie L. Capps, Executive Vice President, Chief Financial Officer and Treasurer ($315,000), Luke T. Faulstick, Chief Operating Officer ($315,000), Louis T. Ruggiero, Chief Sales and Marketing Officer ($315,000), and Donald M. Roberts, Senior Vice President and General Counsel ($275,000). The Committee’s view is that, subject to significant changes in the Company’s size or operating environment, future adjustments to base salaries will be modest and that significant increases in compensation for the executive officers will be through the performance-based cash incentive plan and the long-term incentive equity award component of the executive compensation program. At its February 2007 meeting, the Committee decided to maintain the current base salaries of the executive officers for 2007.

Annual Cash Incentive Plan

Consistent with its goal that a significant portion of the cash compensation of the Company’s executive officers should consist of performance-based compensation, the Committee has determined that the target total annual cash compensation (base salary plus incentive bonus) of the Company’s executive officers should be in the upper quartile of the total annual cash compensation paid to executive officers of the companies in the Market Data. Prior to beginning of each fiscal year, the Board of Directors adopts a management incentive bonus plan for the following calendar year (the “Bonus Plan”). The Bonus Plan provides for payments of a cash bonus to eligible management participants, including the Company’s executive officers, if the Company reports operating income of a targeted amount (“Targeted Operating Income”). Targeted Operating Income is defined as operating income in accordance with generally accepted accounting principles, excluding the expense charge for employee stock options calculated in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“FAS 123(R)”). The levels of Targeted Operating Income set forth in the Bonus Plan are consistent with the annual financial plan which is approved by the Board of Directors and are set to challenge management to meet aggressive goals for growth, consistent with financial and operating stability. Each participant in the Bonus Plan is assigned a target percentage of base salary, which percentage will be paid if the Company reports the Target Operating Income and if the individual otherwise meets personal performance expectations. It is our general philosophy that management be incentivized to perform as a team in the attainment of the Company’s goals, rather than individually. We believe this is important to aligning our executive officers and promoting teamwork among them. Therefore, the Committee has determined that it is appropriate to provide for the same target bonus percentages for the four executive officers other than the CEO. For 2006, the target bonus for the Chief Executive Officer was 75% of base salary and the target bonus for the other four executive officers was 60% of base salary. In December 2006, the Board of Directors adopted the management incentive bonus plan for 2007 which provides for the same target base salary percentages for the CEO (75%) and for the other four executive officers (60%).

The Bonus Plan contains both a quarterly and annual component. If the Targeted Operating Income for any quarter is met, then up to 12.5% of the target bonus is payable to participants based on the extent to which they meet their personal performance goals. Up to the remaining 50% of the target bonus is payable if the Target Operating Income for the year is met and will be paid to participants based on the extent to which they meet their personal goals. The Bonus Plan provides that 40% of the targeted bonus is payable if at least 90% of the Targeted Operating Income is achieved, with payout amounts prorated between 90% and 100% of Targeted Operating Income. Similarly, as much as 180% of target bonus is payable if 120% of Targeted Operating Income is achieved, with payout amounts prorated between 100% and 120% of Targeted Operating Income. The Committee reserves the ability to award greater bonuses than would be paid under the bonus plan for extraordinary personal performance, market adjustments or other reasons. Based on the achievement of a portion of the quarterly and annual operating income targets for 2006, the Named Executive Officers earned approximately 61% of the aggregate target bonuses for the four fiscal quarters of 2006 and for the full year. The Company had similar bonus plans in effect for 2005 and 2004 and the Company paid approximately 98% of the total target bonuses for 2005 and approximately 23% of the total target bonuses for 2004.

Additional Executive Officer Bonus Metrics

In order to further challenge the executive officers, in February 2007 the Committee approved additional incentive targets for the five executive officers which will be considered in evaluating the performance of the executive officers as a group for purposes of determining whether the full bonus will be awarded to those individuals if the operating income targets are met during 2007 (“Additional Target Elements”). These Additional Target Elements incorporate additional financial and operating metrics such as targeted revenues, gross profit, operating income, earnings per share, overall inventory turns, quality control, cost savings and other efficiency improvements and improvement in aging of outstanding receivables. The Committee’s goal in establishing these additional bonus elements for the executive officers is to further strengthen the foundation for the Company’s continued positive financial performance by encouraging management to focus on these important key metrics which the Committee believes are fundamental to the Company’s growth and continued financial performance in the future.

Long-Term Equity Incentive Awards

The Company’s stockholder-approved 2001 Omnibus Plan authorizes the Committee to grant awards of stock options, restricted stock, stock bonuses, stock appreciation rights, restricted stock units, and other equity-based awards to its executive officers and other key employees. The Committee has determined that the target total cash and non-cash compensation (base salary, incentive bonus and equity award value) paid to the Company’s executive officers should be in the upper quartile of the total cash and equity compensation paid to executive officers of the companies in the Market Data; provided that the total option pool for awards to management shall be subject to certain dilution constraints (discussed in the following paragraph). The goals of the Company’s equity awards are to: (1) align the interests of each executive officer with those of our stockholders by providing each individual with a significant incentive to manage the Company from the perspective of a stockholder with an equity stake in the business, and (2) encourage long-term retention of key employees by virtue of vesting conditions imposed on typical equity awards. Employees must remain employed by the Company for a fixed period of time in order for the equity awards to vest fully. Typically, options awards vest over a four-year period at the rate of 25% per year and have a term of ten years. Vesting ceases upon termination of employment and unvested options terminate upon termination of employment. The right to exercise vested options ceases 90 days after termination of employment, except that in the case of death, disability or retirement (defined as termination of employment by employee whose age plus years of service are 65 or more), the exercise period extends until one year after such termination of employment. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. All options granted in 2006 were granted at an exercise price equal to 100% of the closing price of the stock on the date of grant, and options granted in the future are planned to be granted on the same basis.

The size of the option awards to each executive officer is designed to create a meaningful opportunity for stock ownership. Once the Committee has established the total option pool for a given year, the Committee generally allocates the option pool among our management by establishing a number of options to be granted to the members of each of our several management levels (CEO, executive officers, vice presidents, directors and managers). In granting equity based awards, the Committee takes into account such factors as it determines to be appropriate under the circumstances, including without limitation the officer’s current position with the Company, internal comparability with awards made to other Company executives and in similarly situated companies, the officer’s current level of performance, the officer’s long-term value to the Company and the extent of the executive’s equity ownership in the Company. The Committee also takes into account the number of vested and unvested options held by the officer in order to maintain an appropriate level of equity incentive for that individual. For 2006 and continuing thereafter the Committee has and will consider the impact of the requirement under FAS 123(R), that the Company record in its financial statements the expense incurred when stock options are granted to employees. As a result, in 2006 the Committee decided to reduce the total management option pool and in early 2007, the Committee established the size of the pool of options available for grant in 2007 to our management and other key employees (consisting of approximately 100 individuals) at 900,000 options (equal to approximately 3.8% of outstanding shares) and determined that the size of the option pool in future years should be limited to a target range of 3 to 4% of the Company’s outstanding shares of common stock.

Perquisites, Personal Benefits and Other Compensation

The Company does not generally provide significant perquisites or personal benefits to executive officers, although Mr. Ruggiero, the Company’s Chief Sales and Marketing Officer, who resides in Arizona, received reimbursement for certain commuting and other expenses as described more fully in the footnotes to the Summary Compensation Table below. Also included in the Summary Compensation Table for each of the executive officers under the heading “Other Compensation” is the value of the Company’s matching contributions to the executive officers’ 401(k) accounts. The Company match portion of the 401(k) plan is available to all employees of the Company.

Non-Qualified Deferred Compensation Program

Executives may defer receipt of part or all of their cash compensation under the Company’s Executive Deferred Compensation Plan (the “Plan”). The Plan allows executives to save for retirement in a tax-effective way at minimal cost to the Company. Under this unfunded program, amounts deferred by the executive are deposited into a trust for investment and eventual benefit payment. The obligations of the Company under the Plan are unsecured obligations to pay deferred compensation in the future from the assets of the trust. Participants will have the status of unsecured general creditors with respect to the benefit obligations of the Plan, and the assets set aside in the Trust for those benefits will be available to creditors of the Company in the event of bankruptcy or insolvency. Each participant may elect to defer under the Plan all or a portion of his or her cash compensation that may otherwise be payable in a calendar year. A participant’s compensation deferrals are credited to the participant’s account under the Plan and the trust. Each participant may elect to have the amounts in such participant’s account invested in one or more investment options available under the Plan, which investment options are substantially the same investment options available to participants in the Company’s 401(k) Savings Plan. The Plan also permits the Company to make contributions to the Plan, including matching contributions, at its discretion, but no such contributions have been made to date. To the extent that Company contributions are made to the Plan, the Committee may impose vesting criteria to aid in the employment retention of participants. A participant’s eventual benefit will depend on his or her level of contributions, the Company’s contributions, if any, and the investment performance of the particular investment options selected.

Employee Stock Purchase Plan

Executive officers of the Company may also participate at their sole discretion in the Company’s 2001 Employee Stock Purchase Plan, which is available to all of the Company’s employees.

Severance Arrangements

Except with regard to certain contractual commitments with two of its executive officers (described below), the Company has no contractual obligations to pay severance or other enhanced benefits to the Named Executive Officers upon termination of their employment, but the Company has a general policy of considering the payment of appropriate severance payments to its employees in circumstances involving reductions-in-force and other terminations without cause. In the past, the Company has looked to and applied these guidelines when addressing the payment of severance in the case of termination without cause of individual managers and executives. The amount of these severance payments is typically a multiple of the employee’s weekly salary based on the employee’s position and length of service with the Company. Such severance may also include the provision of outplacement services and payment of COBRA premiums for continuation of health benefits for limited periods of time. In addition to being at the discretion of the Company, the payment of any severance benefit will generally require the execution of a general release by the employee in consideration for the severance benefits. The payment of severance and related termination benefits in connection with the termination of any executive officer would be considered by and require prior approval of the Committee. Severance payment arrangements are not uncommon for executives at the level of our executive officers, including executives of the companies included in the Market Data, and are generally expected by those holding such positions. Although the general severance policy is not a contractual commitment by the Company, we believe that provision of such benefits to the executive officers may be appropriate in retaining our executive officers by assuring them financial and employment status protections in the event control of our Company changes or in other appropriate circumstances. The Company agreed to provide Mr. Ruggiero with minimum severance benefits equal to six months of base salary, outplacement assistance and COBRA reimbursement in the event his employment is terminated without cause. The Company is also a party to an agreement with Ms. Capps that provides for the payment of six months of base salary in the event that her employment is terminated without cause or following a change of control (as defined therein).

Stock Option Grant Timing and Price

All stock option grants to employees, including the executive officers, are made from the Company’s 2001 Omnibus Plan and are required to be approved by the Committee.  Commencing in 2007, the Committee will make an annual grant of options to the executive officers when the Company’s stock trading window opens during the second fiscal quarter, which follows the conclusion of the annual review of base salary for the executive officers. Newly hired or promoted employees are granted stock options within the first five trading days of the month following their hire or promotion, or if the trading window is closed, within the first five trading days following the next opening of the trading window. The exercise price of options are set equal to the closing price of the Company’s common stock on the New York Stock Exchange on the date of the grant. The Company has never granted options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor has it granted options which are priced on a date other than the grant date.

Stock Ownership Guidelines

We believe that our executive officers and directors should be stockholders and have a financial stake in the Company. Accordingly, as a guideline the Board has determined that each member of the Board will be expected to own, by the end of the three-year period following such member’s initial election to the Board, shares of the common stock of the Company with a market value of at least three times the annual cash retainer for Board members (excluding additional retainers paid to committee chairs and the Chairman). The Board has established a similar guideline whereby executive officers are expected to own, by the end of a three year period following such individual’s election as on officer, shares of common stock of the Company with a market value of at least one times the annual base salary of such executive officer. The Board will assess each director’s and officer’s stock ownership at least once each year based on the average trading price of the stock in the 12 months preceding such assessment.

Pension Plans

The Company has no pension plans or other defined benefit retirement plans that benefit the executive officers or directors.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of the Company’s executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation paid in cash to the Company’s executive officers for 2006 did not exceed the $1.0 million limit per officer, and the Committee does not anticipate that the non-performance based compensations to be paid in cash to the Company’s executive officers for 2007 will exceed that limit. The Company’s 2001 Omnibus Plan has been structured so that any compensation deemed paid in connection with the exercise of stock option grants made under that plan with an exercise price equal to fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1.0 million limitation. Other types of equity-based awards which may be granted under that plan may also be structured so as to qualify as performance based compensation. Because it is unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1.0 million limit, the Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Committee will reconsider this decision should the individual cash compensation of the other executive officers approach the $1.0 million threshold.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Annual Report on Form 10-K for the year ended December 31, 2006, filed by us with the Securities and Exchange Commission.

Respectively submitted,
Kirby L. Cramer (Chairman)
Mitchell J. Blutt
Charles T. Orsatti

Summary Compensation Table

The following table sets forth summary information on the compensation earned during 2006 for services rendered in all capacities by the Company’s Chief Executive Officer, Chief Financial Officer and each of the Company’s three other most highly compensated executive officers (the “Named Executive Officers”) whose total compensation for 2006 exceeded $100,000.

					Non-Equity
					Incentive
				Option	Plan	All Other
Name and Position	Year	Salary(1)	Bonus(2)	Awards(3)	Compensation(4)	Compensation(5)	Total
Leslie H. Cross	2006	$499,167	—	$665,205	$236,554	$6,964	$1,407,890
Chief Executive Officer,
President
Vickie L. Capps	2006	$301,667	—	$409,737	$111,639	$6,964	$830,007
Executive Vice President,
Chief Financial Officer
and Treasurer
Luke T. Faulstick	2006	$301,667	—	$354,383	$111,639	$6,964	$774,653
Chief Operating Officer
Louis T. Ruggiero	2006	$301,667	—	$321,478	$111,639	$18,967	$753,751
Chief Sales and Marketing
Officer
Donald M. Roberts	2006	$266,667	—	$352,268	$98,597	$6,964	$724,496
Senior Vice President,
General Counsel and
Secretary

(1)           Amounts shown represent salary earned in 2006.

(2)           No amounts of discretionary bonuses were earned or paid in 2006.

(3)           Amounts shown for option awards reflect the dollar value recognized for financial statement purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R), including amounts related to stock options granted in prior years that were unvested at January 1, 2006. The costs for awards made during 2006 disregard adjustments for forfeiture assumptions, and the costs for awards made prior to 2006 are determined in accordance with the modified prospective transition method under FAS 123(R). A discussion of the relevant assumptions used in the valuation is contained in footnote 7 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in Part II, Item 8 of the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2007. Additional information regarding grants awarded in 2006 is presented in the “Grants of Plan Based Awards” table below. Of the dollar amounts included in this column, the following amounts are attributable to options granted prior to 2006 which were unvested on January 1, 2006: Mr. Cross ($568,039), Ms. Capps ($352,157), Mr. Faulstick ($296,803), Mr. Ruggiero ($263,898) and Mr. Roberts ($294,688).

(4)           Amounts shown represent amounts earned based on results for the 2006 Management Incentive Bonus Plan, a portion of which was paid in 2007.

(5)           Amounts in this column consist of (i) matching contributions made by the Company under its 401(k) Plan to for each of the executive officers, and (ii) perquisites and other personal benefits or property the aggregate amount of which exceeds $10,000 as to any named executive officer. Although the amounts of perquisites and other personal benefits cannot be determined precisely, the Company has concluded that the aggregate amount thereof does not exceed $10,000 for each of Mr. Cross, Ms. Capps, Mr. Faulstick and Mr. Roberts. Mr. Ruggiero received the following types of personal benefits: reimbursement of commuting expense and payment of premiums for certain upgraded health insurance coverage.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to each of the Named Executive Officers during 2006.

	Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying	Exercise Price of Option	Grant Date Fair Value of Option
Name	Date	Threshold	Target	Maximum	Options(2)	Awards	Awards(3)
Leslie H. Cross	4/3/06	n/a	n/a	n/a	27,000	$39.40	$521,910
	n/a	$153,530	$383,825	$690,886	n/a	n/a	n/a
Vickie L. Capps	4/3/06	n/a	n/a	n/a	16,000	$39.40	$309,280
	n/a	$72,418	$181,044	$325,879	n/a	n/a	n/a
Luke T. Faulstick	4/3/06	n/a	n/a	n/a	16,000	$39.40	$309,280
	n/a	$72,418	$181,044	$325,879	n/a	n/a	n/a
Louis T. Ruggiero	4/3/06	n/a	n/a	n/a	16,000	$39.40	$309,280
	n/a	$72,418	$181,044	$325,879	n/a	n/a	n/a
Donald M. Roberts	4/3/06	n/a	n/a	n/a	16,000	$39.40	$309,280
	n/a	$64,011	$160,027	$288,049	n/a	n/a	n/a

(1)          The amounts included in these three columns represent the threshold, target and maximum awards that could have been paid under the Company’s 2006 management incentive bonus plan if the performance criteria were met for each such level. The bonus plan contains both a quarterly and annual component. If the Targeted Operating Income for any quarter is met, then up to 12.5% of the target bonus is payable to participants based on the extent to which they meet their personal performance goals. Up to the remaining 50% of the target bonus is payable if the Target Operating Income for the year is met and will be paid to participants based on the extent to which they meet their personal goals. The Bonus Plan provides that 40% of the targeted bonus is payable if at least 90% of the Targeted Operating Income is achieved, with payout amounts prorated between 90% and 100% of Targeted Operating Income. The dollar amount under the “Threshold” column assumes that the thresholds for each of the four fiscal quarters and for the full fiscal year have been met, resulting in payment of 40% of the target bonus amount for that year. An executive officer may earn less than the above threshold amounts for the year if in one or more fiscal quarters or the year the bonus amount available for such period is not earned. Similarly, as much as 180% of target bonus is payable if 120% of Targeted Operating Income is achieved, with payout amounts prorated between 100% and 120% of Targeted Operating Income. The performance criteria were met between the threshold and target levels for 2006 and the total amounts earned under this plan are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)          The options reported in this column were granted under the Company’s 2001 Omnibus Plan.

(3)          The grant date fair value is the value of awards granted in 2006 as determined in accordance with FAS 123(R) disregarding that the Company recognizes the value of the awards for financial reporting purposes over the service period of the awards.

Outstanding Equity Awards at Fiscal Year-End (1)

The following table sets forth information regarding outstanding options held by each of the Named Executive Officers at December 31, 2006.

Name	Number of Securities Underlying Unexercised Options Exercisable	Unexercisable(2)	Option Exercise Price	Option Expiration Date(3)
Leslie H. Cross	32,885	—	$9.25	6/30/2009
	12,500	—	4.05	12/19/2012
	5,418	8,625	7.24	5/29/2013
	56,250	18,750	25.30	12/9/2013
	17,500	17,500	21.91	2/26/2014
	21,000	21,000	21.38	12/8/2014
	—	27,000	39.40	4/3/2016
Vickie L. Capps	10,000	—	4.05	12/19/2012
	—	3,375	7.24	5/29/2013
	22,500	7,500	25.30	12/9/2013
	15,000	15,000	21.91	2/26/2014
	12,500	12,500	21.38	12/8/2014
	—	16,000	39.40	4/3/2016
Luke T. Faulstick	10,000	—	4.05	12/19/2012
	—	3,375	7.24	5/29/2013
	750	750	13.90	10/7/2013
	7,500	7,500	25.30	12/9/2013
	—	7,500	21.91	2/26/2014
	6,251	12,500	21.38	12/8/2014
	—	16,000	39.40	4/3/2016
Louis T. Ruggiero	1,000	25,000	10.55	8/22/2013
	—	5,000	21.00	9/13/2014
	—	12,500	21.38	12/8/2014
	—	16,000	39.40	4/3/2016
Donald M. Roberts	—	3,375	7.24	5/29/2013
	7,500	7,500	25.30	12/9/2013
	2,500	2,500	21.91	2/26/2014
	12,500	12,500	21.38	12/8/2014
	2,500	7,500	27.00	5/25/2015
	—	16,000	39.40	4/3/2016

(1)          No executive officer had any unearned equity awards outstanding at December 31, 2006.

(2)          Options become exercisable in four equal installments each year beginning on the first anniversary of the grant date.

(3)          The expiration date of each option occurs 10 years after the date of grant of each option.

Option Exercises During Fiscal 2006

The following table sets forth information regarding options exercised during 2006 by each of the Named Executive Officers at December 31, 2006.

	Number of Shares Acquired on	Value Realized on
Name	Exercise(1)	Exercise(2)
Leslie H. Cross	187,957	$5,246,962
Vickie L. Capps	160,125	$5,574,678
Luke T. Faulstick	47,124	$1,067,474
Louis T. Ruggiero	33,302	$906,578
Donald M. Roberts	48,375	$1,411,975

(1)          Reflects shares received upon exercise of options granted pursuant to the 2001 Omnibus Plan and 1999 Stock Option Plan.

(2)          Amounts reflect the difference between the NYSE closing price of the Company’s common stock on the date of exercise and the exercise price of the option.

Nonqualified Deferred Compensation

Executives may defer receipt of part or all of their cash compensation under the Company’s Executive Deferred Compensation Plan (the “Deferred Plan”). The Deferred Plan allows executives to save for retirement in a tax-effective way at minimal cost to the Company. Under this unfunded program, amounts deferred by the executive are deposited into a trust for investment and eventual benefit payment. The obligations of the Company under the Deferred Plan are unsecured obligations to pay deferred compensation in the future from the assets of the trust. Participants will have the status of unsecured general creditors with respect to the benefit obligations of the Deferred Plan, and the assets set aside in the Trust for those benefits will be available to creditors of the Company in the event of bankruptcy or insolvency. Each participant may elect to defer under the Deferred Plan all or a portion of his or her cash compensation that may otherwise be payable in a calendar year. A participant’s compensation deferrals are credited to the participant’s account under the Deferred Plan and the trust. Each participant may elect to have the amounts in such participant’s account invested in one or more investment options available under the Deferred Plan, which investment options are substantially the same investment options available to participants in the Company’s 401(k) Savings Plan. The Deferred Plan also permits the Company to make contributions to the Deferred Plan, including matching contributions, at its discretion, but no such contributions have been made to date. To the extent that Company contributions are made to the Deferred Plan, the Committee may impose vesting criteria to aid in the employment retention of participants. A participant’s eventual benefit will depend on his or her level of contributions, the Company’s contributions, if any, and the investment performance of the particular investment options selected. The following table sets forth information for each of the Named Executive Officers who participated in the Company’s Nonqualified Deferred Compensation Plan during 2006.

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings	Aggregate	Aggregate
	in Last	in Last	in Last	Withdrawals/	Balance at Last
Name	Fiscal Year(1)	Fiscal Year	Fiscal Year	Distributions	Fiscal Year
Louis T. Ruggiero	—	—	$340	—	$3,778
Donald M. Roberts	$19,570	—	$1,446	—	$21,016

(1)          Amounts deferred by the executive under the Executive Deferred Compensation Plan have been reported as 2006 compensation to such officer in the “Salary” column in the Summary Compensation Table above.

Potential Payments upon Termination or Change-in-Control

Except with regard to certain contractual commitments with two of its executive officers (described below), the Company has no contractual obligations to pay severance or other enhanced benefits to the Named Executive Officers upon termination of their employment, but the Company has a general policy of considering the payment of appropriate severance payments to its employees in circumstances involving reductions-in-force and other terminations without cause. In the past, the Company has looked to and applied these guidelines when addressing the payment of severance in the case of termination without cause of individual managers and executives. The amount of these severance payments is typically a multiple of the employee’s weekly salary based on the employee’s position and length of service with the Company. Such severance may also include the provision of outplacement services and payment of COBRA premiums for continuation of health benefits for limited periods of time. In addition to being at the discretion of the Company, the payment of any severance benefit will generally require the execution of a general release by the employee in consideration for the severance benefits. The payment of severance and related termination benefits in connection with the termination of any executive officer would be considered by and require prior approval of the Committee.  The Company agreed to provide Mr. Ruggiero with minimum severance benefits equal to six months of base salary, outplacement assistance and COBRA reimbursement in the event his employment is terminated without cause. The Company is also a party to an agreement with Ms. Capps that provides for the payment of six months of base salary in the event that her employment is terminated without cause or in the event of a change of control (as defined therein).

In the event of a termination of Mr. Ruggiero’s employment without cause, the dollar amount payable to Mr. Ruggiero pursuant to his offer letter would be equal to $157,500 in salary, outplacement benefits which have a cost of $8,000 and COBRA premiums of $3,931. In the event of a termination of Ms. Capps’ employment without cause or following a change of control, the dollar amount payable to Ms. Capps pursuant to her offer letter would be equal to $157,500 in salary, outplacement benefits which have a cost of $8,000 and COBRA premiums of $5,539. Should the Committee choose in its discretion to apply the guidelines established in the Company’s Severance Policy Statement, the amounts payable to the Named Executive Officers would be as follows if the severance triggering event had occurred on December 31, 2006:

Name	Severance Payment	Outplacement	COBRA	Total
Leslie H. Cross	$795,000	$16,000	$16,165	$827,165
Vickie L. Capps	$315,000	$16,000	$5,539	$336,539
Luke T. Faulstick	$315,000	$16,000	$5,539	$336,539
Louis T. Ruggiero	$315,000	$16,000	$3,931	$334,931
Donald M. Roberts	$275,000	$16,000	$4,153	$295,153

Equity Compensation Plan Information

The following table sets forth information regarding outstanding options and shares reserved for future issuance under all equity compensation plans of the Company as of December 31, 2006.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance (excluding shares reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	2,649,790	$25.99	5,637,196 (2)
Equity compensation plans not approved by stockholders	—	—	—
Total	2,649,790	$25.99	5,637,196

(1)          Consists of four plans: 1999 Stock Option Plan, 2001 Omnibus Plan, 2001 Non-Employee Director Stock Option Plan, and 2001 Employee Stock Purchase Plan.

(2)          On January 1, 2007, the number of shares reserved for issuance under our equity plans increased automatically by 932,717 pursuant to the terms of the 2001 Omnibus Plan (providing for an annual increase of 3% of the Company’s outstanding stock, or 699,538 shares in 2007) and the 2001 Employee Stock Purchase Plan (providing for an annual increase of 1% of the Company’s outstanding stock, or 233,179 shares in 2007). These shares are not included in column (c) above.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee were, beginning in June 2006, and continuing in 2007 are, Messrs. Cramer, Blutt and Orsatti and none of those individuals is an officer or employee of the Company. No such current member serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as members of the Company’s Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There were no transactions since January 1, 2006, and there are no currently proposed transactions, in which the Company is a participant where the amount involved exceeds $120,000 and in which any director, executive or their respective immediate family members, or a owner of more than 5% of the Company’s common stock have a direct or indirect material interest.

Policy and Procedures with Respect to Related Party Transactions

The Company has adopted a written policy for approval of transactions and arrangements between the Company and the Company’s directors, director nominees, executive officers, greater than five percent stockholders, and their immediate family members (each, a “Related Party”) where the amount involved is considered material (and $50,000 in any calendar year shall be considered material for this purpose).

The policy provides that the Board’s Nominating and Corporate Governance Committee reviews the material facts of certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In determining whether to approve or ratify an interested transaction, the Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

The Nominating and Corporate Governance Committee has considered and adopted standing pre-approvals under the policy for certain limited transactions with Related Parties that meet specific criteria. Pre-approved transactions are limited to:

1.      Employment compensation of executive officers of the Company, if the compensation is required to be reported in the Company’s proxy statement or would have been required to be reported in the Company’s proxy statement if the executive officer was a “named executive officer”, and the Company’s Compensation Committee approved (or recommended that the Board approve) such compensation;

2.      Any director compensation if the compensation is required to be reported in the Company’s proxy statement; and

3.      Any transaction where the Related Person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g. dividends).

STOCKHOLDER PROPOSALS

Stockholders may present proposals for inclusion in the proxy statement and form of proxy to be used in connection with the 2008 Annual Meeting of Stockholders of the Company, provided such proposals are received by the Company no later than December 29, 2007 and are otherwise in compliance with applicable laws and regulations. If a stockholder notifies the Company in writing prior to March 14, 2008 that he or she intends to present a proposal at the Company’s 2008 Annual Meeting of Stockholders, the proxy holders designated by the Board of Directors may exercise their discretionary voting authority with regard to the stockholder’s proposal only if the Company’s proxy statement discloses the nature of the stockholder’s proposal and the proxyholder’s intentions with respect to the proposal. If the stockholder does not notify the Company by such date, the proxy holders may exercise their discretionary voting authority with respect to the proposal without such discussion in the proxy statement.

The Company’s Amended By-laws also establish an advance notice procedure with respect to stockholder proposals. If a stockholder wishes to have a stockholder proposal considered at the Company’s next annual meeting, the stockholder must give timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder’s notice of the proposal must be delivered to or mailed and received at the executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. The notice must provide information as required by the Amended By-laws and the rules of the SEC. A copy of these by-law requirements will be provided upon request in writing to the Secretary of the Company at its principal executive offices.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the common stock of the Company, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of beneficial ownership (“Forms 3”) and reports of changes in beneficial ownership of common stock and other equity securities of the Company (“Forms 4”). Executive officers, directors and greater than 10% stockholders of the Company are required by Securities and Exchange Commission regulations to furnish to the Company copies of all Section 16(a) reports that they file. Based on a review of the copies of such reports furnished to the Company and written representations from the Company’s directors and executive officers, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with for the fiscal year ended December 31, 2006, except for the following reports which were inadvertently filed late: 1) one report covering the exercise of options by Mr. Cross in March 2006 was filed one business day late;  2) one report covering the annual grant of options to each of the non-employee directors in June 2006 was filed one business day late for each such director; 3) Mr. Orsatti filed a report in April 2006 covering a sale of  shares in October 2005; 4) Mr. Mitchell filed a report covering a sale of shares in November 2006 that was one business day late and a report in March 2007 covering an exercise and sale of shares in May 2006; 5) Mr. Faulstick filed a report covering a sale of shares in November 2006 that was ten business days late; 6) Mr. Ruggiero filed a report covering a sale of shares in November 2006 that was sixteen business days late and 7) two reports that were timely filed by Mr. Cross in 2005 to report the sale of shares, but which omitted the corresponding option exercise, were amended in January 2006 to provide the details of such exercise.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their judgment of the best interests of the Company.

The rules promulgated by the Securities and Exchange Commission permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of our proxy statement and annual report. If you would like to opt out of this practice for future mailings and receive separate proxy statements and annual reports for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement or annual report without charge by sending a written request to DJO Incorporated, 1430 Decision Street, Vista, California 92081-8553, Attention: Director, Investor Relations or contacting the Company at (760) 727-1280. We will promptly send additional copies of the proxy statement or annual report upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report can request delivery of a single copy of the proxy statement or annual report by contacting their broker, bank or other intermediary or sending a written request to the Company at the address above.

The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2006 is being mailed to all stockholders of record with this Proxy Statement. The Annual Report to Stockholders does not constitute, and should not be considered, a part of this proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC, is available without charge upon written request to:

Director, Investor Relations
DJO Incorporated
1430 Decision Street
Vista, California 92081

Any stockholder or stockholder’s representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting, may request reasonable assistance or accommodation from the Company by contacting DJO Incorporated, 1430 Decision Street Street, Vista, California 92081, or at (760) 727-1280. To provide the Company sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by May 21, 2007.

Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

By Order of the Board of Directors,

Donald M. Roberts
Secretary

Appendix A

RESOLVED, that the Certificate be amended by changing Article III thereof, so that, as amended, said Article III shall be and read in its entirety as follows:

“ARTICLE III

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 80,000,000 consisting of (a) 79,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and (b) 1,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

A-1

DJO INCORPORATED

1430 Decision Street
Vista, California 92081-8553

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned whose signature(s) appear(s) on the reverse side of this proxy form hereby appoints Leslie H. Cross and Donald M. Roberts as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of DJO Incorporated held of record by the undersigned on April 18, 2007, at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 1430 Decision Street, Vista, California, on Monday, June 4, 2007 at 2:00 p.m., Pacific Daylight Time, or any adjournment or postponement thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card and the proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and at any adjournment or postponement thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

DJO INCORPORATED

June 4, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect three Class III directors to serve for a term expiring at the annual meeting of stockholders to be held in 2010.				FOR	AGAINST	ABSTAIN
			2.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 39,000,000 to 79,000,000 shares.	☐	☐	☐
			3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	☐ Jack R. Blair ☐ Mitchell J. Blutt, M.D. ☐ W. Thomas Mitchell	4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

Only stockholders of record at the close of business on April 18, 2007 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting of Stockholders and any adjournments or postponements thereof.

☐	FOR ALL EXCEPT (See instructions below)

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Financial and other information concerning the Company is contained in the Annual Report to Stockholders for the fiscal year ended December 31, 2006.

INSTRUCTION:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder		Date:	Signature of Stockholder			Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.